Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Director, Investor

& Financial Relations (330) 761-6212

Myers Industries Reports 2013 First Quarter Results

Net sales rose 8.1% helped by last year’s acquisitions

First quarter EPS was lower year-over-year as anticipated

Continue to expect year-over-year EPS improvement for the remainder of 2013

Lawn and Garden Segment improves due to cost reductions

April 24, 2013, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the first quarter ended March 31, 2013.

Net sales in the first quarter of 2013 rose 8.1% to $215.0 million from $198.8 million in the first quarter of 2012 primarily due to last year’s acquisitions of Novel and Jamco. Sales increases in the Material Handling and Lawn & Garden Segments more than offset relatively flat sales quarter-over-quarter in the Distribution and Engineered Products Segments. The overall gross margin was 27.1% in the first quarter of 2013 compared to 29.2% in the first quarter of 2012. A change in customer and product mix quarter-over-quarter contributed to the decline in gross margin.

Net income in the first quarter of 2013 was $7.9 million, or $0.23 per diluted share, compared to net income of $10.0 million, or $0.29 per diluted share, in the first quarter of 2012. Income in the first quarter of 2013 included approximately $0.7 million of special pre-tax adjusted charges while income in the first quarter of 2012 included approximately $0.6 million of special pre-tax adjusted charges. Details regarding the special pre-tax adjusted charges for both quarters are provided on the Reconciliation of Non-GAAP Financial Measures included in this release. Earnings per diluted share as adjusted for the special charges were $0.24 in the first quarter of 2013 compared to $0.30 in the first quarter of 2012.

President and Chief Executive Officer John C. Orr said, “In our year-end 2012 earnings release we said the first quarter of 2013 would be challenging due to investments in information technology and other projects. We continue to anticipate that our full year 2013 results should improve over 2012. This improvement is driven by our efforts in cost reductions, new product innovation and increased sales. In addition, I am very pleased with our Lawn & Garden Segment’s adjusted profits which improved 125% this quarter and reflect our continued cost reduction efforts.”

Segment Results

The results below are as adjusted and exclude special pre-tax charges as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

Net sales in the Material Handling Segment for the first quarter of 2013 were $80.0 million compared to $65.2 million for the first quarter of 2012. Sales resulting from the Novel and Jamco acquisitions produced most of the increase year-over-year. Material Handling’s adjusted income before taxes was $9.9 million for the first quarter of 2013 compared to $13.2 million for the first quarter of 2012. A change in both customer and product mix compared to last year was the primary driver behind the lower adjusted income before taxes year-over-year.

Net sales in the Lawn & Garden Segment for the first quarter of 2013 were $60.4 million compared to $59.2 million for the first quarter of 2012. Lawn & Garden’s adjusted income before taxes for the first quarter of 2013 was $2.7 million compared to $1.2 million for the first quarter of 2012. The higher sales combined with productivity improvements and material substitution cost savings led to the increase in income before taxes quarter-over-quarter.

Net sales in the Distribution Segment were $42.6 million for the first quarter of 2013 compared to $42.7 million for the first quarter of 2012. Distribution’s adjusted income before taxes was $2.9 million for the first quarter of 2013 compared to $3.9 million for the first quarter of 2012. A change in product mix of equipment versus supplies combined with planned information technology expenditures led to the decrease in adjusted income before taxes.

Net sales in the Engineered Products Segment were $37.0 million for the first quarter of 2013 compared to $37.2 million for the first quarter of 2012. Strong sales in the marine market were more than offset by more normal demand in the transplant auto market as compared to the first quarter of last year when the market was recovering from the tsunami in Japan. Engineered Products’ adjusted income before taxes was $5.1 million for the first quarter of 2013 compared to $4.7 million for the first quarter of 2012. The increase was driven by cost reductions.

Other Financial Items

For the three months ended March 31, 2013, cash flow used in operations was $6.5 million compared to $6.4 million in the first quarter of 2012. As is customary in the first quarter, the Company’s line of credit was used to fund the seasonal build of working capital.

During the first quarter of 2013, the Company repurchased 136,126 shares of stock under its current stock repurchase plan at an average price of $14.36 resulting in a cash outflow of $2.0 million.

Capital expenditures totaled $4.5 million for the three months ended March 31, 2013 and we continue to forecast total capital expenditures to be approximately $30 million to $35 million in 2013.

Second Quarter and Full-Year Outlook

“Starting in the second quarter, we expect improved year-over-year results,” said John Orr. “We continue to make progress in our strategic initiatives around cost reductions, material substitutions and new product development. We have seen improvements in our Lawn & Garden Segment’s profitability as a result of our cost reductions and material substitutions, and these are in addition to the previously announced internal project that we expect to generate additional annual savings of $5 million in 2014.”

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Wednesday, April 24, 2013 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. The call will be available as a webcast through the Company’s web site, www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to a telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcode is Conference ID # 412409.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE QUARTER ENDED MARCH 31, 2013 AND 2012

(Dollars in thousands, except share data)

	For the Quarter Ended
	March 31, 2013	March 31, 2012
Net sales	$214,980	$198,789
Cost of sales	156,662	140,791

Gross profit	58,318	57,998
Selling, general and administrative expenses	45,074	40,881

Operating income	13,244	17,117
Interest expense, net	1,092	1,081

Income before income taxes	12,152	16,036
Income tax expense	4,269	6,051

Net income	$7,883	$9,985
Income per common share:
Basic	$0.24	$0.30
Diluted	$0.23	$0.29
Weighted Average Common Shares Outstanding
Basic	33,504,222	33,439,012
Diluted	33,859,416	33,912,165

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	First Quarter Ended March 31,
	2013	2012	% Change
Net Sales
Material Handling	$79,989	$65,221	22.6%
Lawn and Garden	60,363	59,184	2.0%
Distribution	42,649	42,738	(0.2)%
Engineered Products	36,956	37,227	(0.7)%
Inter-company Sales	(4,977)	(5,581)	—

Total	$214,980	$198,789	8.1%

Income (Loss)
Before Income Taxes
Material Handling	$9,705	$13,150	(26.2)%
Lawn and Garden	2,281	1,218	87.3%
Distribution	2,839	3,511	(19.1)%
Engineered Products	5,077	4,591	10.6%
Corporate	(7,750)	(6,434)	—

Total	$12,152	$16,036	(24.2)%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions, except per share data)

	Quarter Ended March 31
	2013	2012
Material Handling
Income before taxes as reported	$9.7	$13.2
Restructuring expenses	0.2	0.0

Income before taxes as adjusted	9.9	13.2
Lawn & Garden
Income before taxes as reported	2.3	1.2
Restructuring expenses	0.4	0.0

Income before taxes as adjusted	2.7	1.2
Distribution
Income before taxes as reported	2.8	3.5
Restructuring expenses	0.1	0.4

Income before taxes as adjusted	2.9	3.9
Engineered Products
Income before taxes as reported	5.1	4.6
Restructuring expenses	0.0	0.1

Income before taxes as adjusted	5.1	4.7
Corporate and interest expense
Income (loss) before taxes as reported	(7.7)	(6.5)
Severance and other	0.0	0.1

Income (loss) before taxes as adjusted	(7.7)	(6.4)
Consolidated
Income before taxes as reported	12.2	16.0
Restructuring expenses and other adjustments	0.7	0.6

Income before taxes as adjusted	12.9	16.6
Income taxes	4.8	6.5

Net Income as adjusted	$8.1	$10.1

Adjusted earnings per diluted share	$0.24	$0.30

Note: Numbers in the Corporate and interest expense section above may be rounded for presentation purposes.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	March 31, 2013	December 31, 2012
Assets
Current Assets
Cash	$4,053	$3,948
Accounts receivable, net	124,076	115,508
Inventories	109,413	107,502
Other	11,472	12,638

Total Current Assets	249,014	239,596
Other Assets	93,550	94,777
Property, Plant, & Equipment, Net	146,039	150,483

Total Assets	$488,603	$484,856

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$63,773	$72,417
Accrued expenses	39,600	42,060

Total Current Liabilities	103,373	114,477
Long-term debt	103,578	92,814
Other liabilities	17,089	17,865
Deferred income taxes	30,470	29,678
Total Shareholders’ Equity	234,093	230,022

Total Liabilities & Shareholders’ Equity	$488,603	$484,856

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(Dollars in thousands)

	March 31, 2013	March 31, 2012
Cash Flows From Operating Activities
Net income	$7,883	$9,985
Items not affecting use of cash
Depreciation	8,150	7,545
Amortization of intangible assets	1,001	757
Non-cash stock compensation	438	667
Provision for (Recovery of) loss on accounts receivable	822	(627)
Deferred taxes	2,227	(32)
Other long-term liabilities	(834)	586
Gain on sale of property, plant and equipment	—	(224)
Other	—	50
Cash flow used for working capital, net of acquisitions:
Accounts receivable	(9,833)	(7,679)
Inventories	(2,224)	(7,089)
Prepaid expenses	(237)	(1,726)
Accounts payable and accrued expenses	(13,896)	(8,623)

Net cash used for operating activities	(6,503)	(6,410)

Cash Flows From Investing Activities
Capital expenditures	(4,508)	(3,138)
Proceeds from sale of property, plant and equipment	—	1,332
Other	96	(3)

Net cash used for investing activities	(4,412)	(1,809)

Cash Flows From Financing Activities
Repayment of long-term debt	—	(305)
Net borrowing on credit facility	10,763	6,262
Cash dividends paid	—	(2,316)
Proceeds from issuance of common stock	1,706	397
Tax benefit from options	37	—
Repurchase of common stock	(1,955)	—

Net cash provided by financing activities	10,551	4,038

Foreign Exchange Rate Effect on Cash	469	676

Net increase (decrease) in cash	105	(3,505)
Cash at January 1	3,948	6,801

Cash at March 31	$4,053	$3,296